XZERES Completes $6 Million Financing, Remains on Track for Record Annual Results

WILSONVILLE, ORE., June 15, 2015 – XZERES Corp. (OTCQB: XPWR), a global clean energy solutions company focusing in distributed wind, has completed a $6 million financing transaction with the company’s two largest shareholders.

The shareholders purchased 3,000 shares of Series B Participating Preferred Stock by paying $5.5 million in cash and converting their outstanding Demand Convertible Subordinated Secured Promissory Notes, issued on May 27, 2015 and valued at $500,000, into the Series B Participating Preferred Stock.

The transaction involved no commissions or underwriting discounts. The company plans to use the proceeds to fund the working capital needs required to support the current and anticipated order growth.

The Series B Participating Preferred Stock, which provides for a 10% annual dividend, is not convertible into common stock or any other class of equity securities. The stock has specific voting and liquidation rights to be based on a fairness opinion that a third party will provide within the next 45 days.

“This further investment underscores the ongoing support and commitment by our largest shareholders and their firm belief that the company is at an inflection point in terms of revenue growth and profitability, this is the direct result of the numerous global strategic initiatives we have pursued and positioned over the last 18 months,” said David Hofflich, CEO of XZERES. “We plan to utilize this capital towards delivering on existing orders, as well as those anticipated from our sales pipeline. We expect these deliveries to keep us on track toward generating record results for fiscal 2016.”

In addition, the company expects to file its Annual Report on Form 10-K by the end of the week.

About XZERES

XZERES Corp. is a global renewable energy company. The company designs and manufactures on- and off-grid distributed wind turbine systems as well as energy efficiency solutions for commercial, light industrial and residential markets. XZERES products reduce energy costs and carbon footprints. Headquartered in Wilsonville, Oregon, the company’s international distribution network supports the deployment of its products in 110 countries and on all seven continents. For more information please visit www.xzeres.com.

Forward-Looking Statements and Safe Harbor Statement:

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under "Risk Factors" in the Company's filings made with the Securities Exchange Commission. Actual results may differ materially from those contemplated by these forward-looking statements and the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Investor Relations Contact
Liolios Group, Inc.
Ron Both
Tel 1-949-574-3860
XPWR@liolios.com